Exhibit 10.2
WESTERN DIGITAL CORPORATION
AMENDED AND RESTATED 2017 PERFORMANCE INCENTIVE PLAN
GRANT NOTICE FOR
PERFORMANCE STOCK UNIT AWARD
(TSR MEASURE)
FOR GOOD AND VALUABLE CONSIDERATION, Western Digital Corporation (the “Corporation”), hereby grants to the Participant named below the number of Performance Stock Units (the “PSUs”) listed below (this “Award”) under the Western Digital Corporation Amended and Restated 2017 Performance Incentive Plan (as amended from time to time, the “Plan”). Each PSU represents the right to receive one share of Common Stock, subject to the terms and conditions in this Grant Notice, the Plan and the Standard Terms and Conditions (the “Standard Terms and Conditions”) of such Plan, attached as Exhibit A hereto. Capitalized terms not otherwise defined here shall have the meaning set forth in the Plan.

Name of Participant:
Employee ID
Grant Date:
Grant Number
Target Number of PSUs:
Vesting Schedule:
The vesting date of the PSUs is [________] (the “Vesting Date”). Vesting shall be subject to Participant’s Continuous Service (as defined in the Standard Terms and Conditions) from the Grant Date through the Vesting Date, unless provided otherwise under Section 2 of the Standard Terms and Conditions.

Measurement Period:
The Measurement Period begins [____________] and ends [__________]. The actual number of PSUs that may become eligible to vest on the Vesting Date based on performance during a Measurement Period may range from [0%] to [200%] of the Target Number of PSUs corresponding to that Measurement Period, subject to forfeiture as provided in the Standard Terms and Conditions.

IN CONNECTION WITH THIS GRANT, AND IN ADDITION TO THIS GRANT NOTICE, PARTICIPANT HAS RECEIVED A COPY OF THE PLAN AND THE STANDARD TERMS AND CONDITIONS. PARTICIPANT MAY REJECT THIS AWARD BY NOTIFYING THE COMPANY NO LATER THAN THE FIFTH BUSINESS DAY FOLLOWING RECEIPT OF THIS AWARD AGREEMENT. FAILURE TO REJECT THIS AWARD WITHIN SUCH 5-DAY PERIOD SHALL BE DEEMED ACCEPTANCE OF THIS AWARD AND THE TERMS AND CONDITIONS OF THE AWARD AGREEMENT.

Grant Notice for
Performance Stock Unit Award

EXHIBIT A

WESTERN DIGITAL CORPORATION
AMENDED AND RESTATED 2017 PERFORMANCE INCENTIVE PLAN

STANDARD TERMS AND CONDITIONS FOR
PERFORMANCE STOCK UNITS
These Standard Terms and Conditions apply to this Award of Performance Stock Units granted under the Western Digital Corporation Amended and Restated 2017 Performance Incentive Plan (as amended from time to time, the “Plan”). The Performance Stock Units are also subject to the terms of the Plan and the attached Grant Notice, which are incorporated here by this reference. Capitalized terms not otherwise defined here shall have the meaning set forth in the Plan.
1.TERMS OF PERFORMANCE STOCK UNITS
Western Digital Corporation (the “Corporation”) has granted to the Participant named in the attached Grant Notice an award of Performance Stock Units (this “Award” or the “PSUs”) described in the Grant Notice, with each PSU representing the right to receive one share of Common Stock. For purposes of these Standard Terms and Conditions and the Grant Notice, any reference to the Corporation shall include a reference to any Subsidiary.
2.VESTING AND SETTLEMENT OF PERFORMANCE STOCK UNITS
(a)The Award shall be unvested as of the Grant Date and be forfeitable unless and until otherwise vested pursuant to the terms of the Grant Notice and these Standard Terms and Conditions. After the Grant Date, subject to termination or acceleration as provided in these Standard Terms and Conditions and the Plan, this Award shall become vested as described in the Grant Notice. PSUs that have vested and are no longer subject to forfeiture are referred to as “Vested PSUs.” PSUs that are not vested and remain subject to forfeiture are referred to as “Unvested PSUs.” No portion of this Award, nor the shares of Common Stock subject to this Award, may be deferred under the Western Digital Corporation Deferred Compensation Plan (or any applicable successor plan) or any other deferred compensation arrangement of the Corporation.
(b)Following the end of the Measurement Period, the Administrator shall determine the extent to which the applicable performance goals have been achieved and the number of PSUs eligible to vest. Any PSUs (including any related credited dividend equivalents) corresponding to the Measurement Period that do not become eligible to vest shall terminate as of the end of the Measurement Period. The PSUs that become eligible to vest based on performance during the Measurement Period shall vest on the Vesting Date set forth in the Grant Notice, subject to Continuous Service (as defined below) through such date, except as expressly provided in Section 2(c) or Section 2(d) below. The Corporation shall deliver to the Participant on the Settlement Date (as defined below) a number of shares of Common Stock equal to the number of Vested PSUs. The Corporation may, in its sole discretion, settle any PSUs accrued as dividend equivalents by a cash payment equal to the Fair Market Value of a share of Common Stock on the date of payment (as opposed to payment in the form of shares of Common Stock).
“Continuous Service” means the Participant’s service with the Corporation or a Subsidiary, whether as an employee, director, or consultant or advisor, is not interrupted or terminated. Unless the express policy of the Corporation or any Subsidiary, or the Administrator, otherwise provides, or except as otherwise required by applicable law, a Participant will not be deemed to have terminated Continuous Service in the case of (i) sick leave, (ii) military leave, (iii) transfer from one Affiliate (as defined below) to another Affiliate, or (iv) any other leave of absence authorized by the Corporation (or Subsidiary) or the Administrator, provided that such leave is for a period of not more than three months (unless the Administrator otherwise provides or reemployment or continued service is guaranteed by contract or law upon the expiration of such leave). In the case of any Participant of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of an Award while on leave from the service of the Corporation or one of its Subsidiaries may be suspended until the Participant returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. For purposes of the Plan
Exhibit A
Standard Terms and Conditions

and any Award, if an entity ceases to be a Subsidiary, a termination of Continuous Service shall be deemed to have occurred with respect to each Participant in respect of such Subsidiary who does not continue as an employee, director or consultant or advisor in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status. In addition, if required for exemption from or compliance with Section 409A of the Code, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under U.S. Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder). For purposes of this definition, “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Corporation, as such terms are defined in Rule 405 of the Securities Act. The Administrator will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
“Settlement Date” means as soon as practicable following the vesting of the PSUs on the Vesting Date but in no event later than December 31 of the calendar year in which the Vesting Date occurs.
(c)Termination due to Death; Termination due to a Qualifying Retirement; Termination without Cause under the Executive Severance Plan. (1) Upon Participant’s termination of Continuous Service due to death, (2) upon Participant’s termination of employment due to a Qualifying Retirement (as defined below), or (3) for a Participant who is subject to the terms of the Western Digital Corporation Amended and Restated Executive Severance Plan, as applicable (or any applicable successor plan) (the “Executive Severance Plan”) at the time of termination of Continuous Service, then upon Participant’s termination of employment by the Corporation without Cause (as defined in the Executive Severance Plan) under circumstances that would entitle the Participant to severance benefits under the Executive Severance Plan, subject to compliance with the terms of the Executive Severance Plan, then the PSUs will be payable in accordance with the Vesting Schedule set forth in the Grant Notice above, with no acceleration, and vest as follows:
(i)    If the Measurement Period has not ended as of the date of termination of Continuous Service, the PSUs (and any credited dividend equivalent rights) will remain outstanding and a pro-rated portion will vest, if at all, based on the actual achievement of the applicable performance goal(s) (with the number of shares vesting determined before taking the crediting of (if applicable) dividend equivalent rights into account) with such pro-rated portion equal to a fraction with a numerator equal to the total number of calendar days in the period beginning with the first day of the Measurement Period through and including the Participant’s termination of Continuous Service and a denominator equal to the total number of calendar days in the Measurement Period.
(ii)    If the Measurement Period has ended as of the date of termination of Continuous Service, the PSUs (and any credited dividend equivalents) will remain outstanding and will vest, if at all, based on the actual achievement of the applicable performance goal(s).
Any Unvested PSUs that do not vest as described above shall be forfeited as of the date of the Participant’s termination of Continuous Service; provided, that the Unvested PSUs shall remain eligible to vest in accordance with the Grant Notice and these Standard Terms and Conditions in the event the Participant terminates employment due to a Qualifying Retirement yet continues to provide services to the Corporation and its Subsidiaries in a capacity other than as an employee. Such continued vesting is subject to the Participant’s Continuous Services through each applicable vesting date.
“Qualifying Retirement” means the termination of the Participant’s employment with the Corporation and its Subsidiaries due to his or her retirement from employment with the Corporation or one of its Subsidiaries after satisfying all of the following requirements at the time of such termination: (i) the Participant is at least 55 years of age, (ii) the Participant has five or more whole years of credited service with the Corporation and/or any of its Subsidiaries; and (iii) the Participant’s age plus years of credited service with the Corporation and/or any of its Subsidiaries (including only whole years in the case of both age and credited service for purposes of this requirement) totals at least 70.

(d)Termination without Cause or for Good Reason under the Change in Control Severance Plan. For a Participant who is subject to the terms of the Western Digital Corporation Amended and Restated Change in Control Severance Plan, as applicable (or any applicable successor plan) (the “CIC Severance Plan”) at the time of termination of Continuous Service, then upon Participant’s termination of employment by the Corporation without Cause or due to a resignation by Participant for Good Reason (both as defined in the CIC Severance Plan) under circumstances that would entitle the Participant to severance benefits under the CIC Severance Plan, subject to compliance with the terms of the CIC Severance Plan, the PSUs (and any credited dividend equivalents) will be payable upon the Participant’s termination of Continuous Service and vest as follows:
(i)If the Measurement Period has not ended as of the date of termination of Continuous Service, the number of shares of Common Stock that will vest shall be equal to the greater of (x) the target number of PSUs corresponding to the Measurement Period or (y) the number of shares of Common Stock subject to the PSUs corresponding to the Measurement Period that would vest based on the treatment set forth in the definitive agreement providing for the Change in Control Event.
(ii)If the Measurement Period has ended as of the date of termination of Continuous Service, the PSUs corresponding to such Measurement Period will remain outstanding and will vest, if at all, based on the actual achievement of the applicable performance goal(s).
(e)Resignation. Upon Participant’s termination of Continuous Service by the Corporation due to a resignation by Participant for any reason, other than a Qualifying Retirement or a resignation for Good Reason under circumstances that would entitle the Participant to severance benefits under the CIC Severance Plan, subject to compliance with the terms of the CIC Severance Plan, the PSUs held by the Participant shall be forfeited as of the date of the Participant’s termination of Continuous Service.
(f)Upon Participant’s termination of Continuous Service by the Corporation for Cause, the entire Award held by the Participant shall be forfeited as of the date of the Participant’s termination of Continuous Service.
(g)Non-U.S. Eligible Employees Participating in the Executive Severance Plan and Change in Control Severance Plan. For avoidance of doubt, if Participant is not a U.S. Eligible Employee (as defined in the applicable severance plan), the Participant will only be eligible for the vesting treatment on a termination without Cause as described in Section 2(c) or termination without Cause or resignation for Good Reason as described in Section 2(d) in accordance with the terms of the applicable severance plan, which provides that the administrator of such severance plan will compare any Local Severance Benefits (as defined in the applicable severance plan) with the Plan Severance Benefits (as defined in the applicable severance plan) and if the value of the Local Severance Benefits equals or exceeds the value of the Plan Severance Benefits, the Participant will not be eligible to receive the vesting treatment on a termination without Cause as described in Section 2(c) or termination without Cause or resignation for Good Reason as described in Section 2(d). For the avoidance of doubt, a Participant who is retirement-eligible and receives Local Severance Benefits shall also receive the vesting treatment described in Section 2(c) as though the Participant had experienced a Qualifying Retirement.
3.RIGHTS AS STOCKHOLDER; DIVIDEND EQUIVALENTS
(a)Participant shall not be, nor have any of the rights or privileges of, a stockholder of the Corporation in respect of any PSUs unless and until shares of Common Stock settled for such PSUs shall have been issued by the Corporation to Participant.
(b)Notwithstanding Section 3(a), from and after the Grant Date and until the earlier of (i) the Participant’s receipt of Common Stock upon settlement of the PSUs and (ii) the time when the Participant’s right to receive Common Stock upon settlement of the PSUs is forfeited, the Participant shall be entitled to receive as a dividend equivalent a number of additional PSUs on the date that the Corporation pays a cash dividend (if any) to Common Stock holders generally. Such dividend equivalent shall be determined by dividing (i) the product of (A)

the dollar amount of the cash dividend paid per share of Common Stock on such date and (B) the total number of PSUs (including dividend equivalents accrued thereon) previously credited to the Participant as of such date, by (ii) the Fair Market Value per share of Common Stock on such date. Such dividend equivalents (if any) shall be subject to the same terms and conditions and shall be settled or forfeited in the same manner and at the same time as the PSUs to which the dividend equivalents were credited. Dividend equivalents shall be settled in whole shares of Common Stock with any dividend equivalents accrued in the form of fractional PSUs settled in cash. However, for the avoidance of doubt, the Corporation may, in its sole discretion, settle any PSUs accrued as dividend equivalents by a cash payment equal to the Fair Market Value of a share of Common Stock on the date of payment (as opposed to payment in the form of shares of Common Stock). For the avoidance of doubt, in no event will any dividend equivalents credited to PSUs be delivered to the Participant unless and until such PSUs vest and settle.
4.RESTRICTIONS ON RESALES OF SHARES
The Corporation may impose such restrictions as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued pursuant to Vested PSUs, including (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other holders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.
5.INCOME TAXES
The Participant may satisfy tax withholding obligations relating to the PSUs by any combination of the following: (i) a cash payment; (ii) a Corporation deduction from any amounts payable to Participant; (iii) Corporation withholding of shares from the Common Stock issuable to the Participant in connection with the PSUs (only up to the amount permitted that will not cause an adverse accounting consequence); or (iv) Corporation withholding a payment from the proceeds from the sale of shares of Common Stock issued pursuant to the PSUs. In addition, the Administrator may, in its sole discretion but only to the extent consistent with Section 409A of the Code, reduce the number of PSUs remaining subject to this Award, with each such PSU to have a value for such purpose equal to the then Fair Market Value of a share of Common Stock, to satisfy such withholding obligation at the applicable withholding rates.
6.NONTRANSFERABILITY OF AWARD
The Participant agrees that, except as otherwise provided in the Plan or as permitted by the Administrator, this Award may not be sold, assigned, transferred, pledged or otherwise directly or indirectly encumbered or disposed of other than by will or the laws of descent and distribution or pursuant to the terms of a qualified domestic relations order, official marital settlement agreement or other divorce or separation instrument.
7.OTHER AGREEMENTS SUPERSEDED
The Grant Notice, these Standard Terms and Conditions and the Plan constitute the entire understanding between the Participant and the Corporation regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded.
8.NO ADDITIONAL RIGHTS
The Participant’s receipt of the PSUs does not confer upon the Participant any right to continue to serve the Corporation or an Affiliate in any capacity and will not affect the right of the Corporation or an Affiliate to terminate the service of the Participant.
9.GENERAL
(a)In the event that any provision of these Standard Terms and Conditions (including, for the avoidance of doubt, the Plan, which is incorporated here by this reference) is declared to be unenforceable by an arbitrator selected in accordance with Section 11 below or a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such unenforceable provision. Furthermore, except as otherwise provided by Section 11, it is the parties’ intent that any order striking any portion of this Award Agreement and/or the Plan should modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties hereunder.
(b)The headings preceding the text of the sections in these Standard Terms and Conditions are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect. References to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan or these Standard Terms and Conditions.
(c)These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties and their respective permitted heirs, beneficiaries, successors and assigns.
(d)These Standard Terms and Conditions shall be interpreted in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of law.
(e)In the event of any conflict between the Grant Notice, these Standard Terms and Conditions and the Plan, the Grant Notice and these Standard Terms and Conditions shall control. In the event of any conflict between the Grant Notice and these Standard Terms and Conditions, the Grant Notice shall control.
(f)The PSUs and any shares of Common Stock acquired under the Plan, and the income and value of the same, are not part of the Participant’s normal or expected compensation for any purposes including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, leave-related pay, pension or retirement benefits or payments or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Corporation or the Participant’s employer or any Subsidiary.
(g)All questions under the Plan or under these Standard Terms and Conditions shall be decided by the Administrator in its total and absolute discretion.
(h)This Award will be subject to recoupment in accordance with the Corporation’s compensation recovery (clawback) policy or policies then in effect. No recovery of compensation under any such policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Corporation or a Subsidiary.
10.ELECTRONIC DELIVERY
By accepting the Grant Notice, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Corporation and the Subsidiaries, the Plan, and the PSUs via Corporation web site or other electronic delivery.
11.ARBITRATION
Any controversy arising out of or relating to the Grant Notice, these Standard Terms and Conditions, and/or the Plan (“Covered Claims”), shall be resolved in accordance with the terms and conditions of the Western Digital

Technologies, Inc. Dispute Resolution Agreement (the “DRA”), except with respect to any specific performance provided for in Section 13(f) below.
If, however, Participant has opted out of the DRA, any Covered Claims shall be submitted to arbitration pursuant to this Section 11. Such arbitration shall be held in Orange County, California, U.S.A., before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of the Federal Arbitration Act; provided, however, that provisional injunctive relief may, but need not, be sought by either party in a court of law to maintain the status quo while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. Any such action for provisional injunctive relief shall be subject to the exclusive jurisdiction of the Delaware Chancery Court and each party consents to jurisdiction with respect to any such action in Delaware Chancery Court. To the fullest extent permitted by applicable law, Participant and the Corporation agree to bring any Covered Claims on an individual basis only, and not on a class, collective, joint, or representative basis. If, however, the preceding sentence be determined invalid or unenforceable by a court of competent jurisdiction and not by an arbitrator with respect to any particular Covered Claim, then that Covered Claim will not proceed in arbitration but rather will be resolved in a court of competent jurisdiction for that Covered Claim only. All other Covered Claims must be resolved in arbitration on an individual basis. Any award or relief granted by the arbitrator shall be final and binding on the Corporation and the Participant and may be enforced by any court of competent jurisdiction.
The Corporation shall be responsible for payment of the forum costs of any arbitration hereunder, including the arbitrator’s fee. Each party shall bear its own attorney’s fees and costs (other than forum costs associated with the arbitration) incurred by it or him or her in connection with the resolution of the dispute. If, however, any party prevails on a statutory claim, which affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable fees and costs to the prevailing party. The parties agree that they are hereby waiving any rights to trial by jury in relation to any matter arising out of or in any way connected with any Covered Claim(s).
12.NON-U.S. EMPLOYEES
The Award shall be subject to any additional terms and conditions for non-U.S. employees set forth in Appendix A (“Appendix A”) and any terms and conditions for the Participant’s country set forth in Appendix B (“Appendix B”). Moreover, if the Participant relocates to one of the countries included in Appendix B, the terms and conditions for such country will apply to the Participant to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A and Appendix B constitute part of the Agreement.
13.ADDITIONAL PARTICIPANT OBLIGATIONS

(a)    The Participant, in accepting this Award, (i) agrees to the terms of this Award as set forth in this Award Agreement generally, and (ii) specifically (and without limiting the generality of clause (i)) agrees to the provisions of this Section 13.
(b)    The Participant agrees that during the Restricted Period (as defined below), the Participant will not directly or indirectly solicit, induce or encourage, or attempt to solicit, induce or encourage, any employee or independent contractor of the Corporation or any of its Subsidiaries to leave the employ or service, as applicable, of the Corporation or any such Subsidiary, or become employed or engaged by any third party, or in any way interfere with the relationship between the Corporation or any such Subsidiary, on the one hand, and any employee or independent contractor thereof, on the other hand. This Section 13(b) does not limit any general advertising or job posting not directed at any individual or group of employees of the Corporation or any of its Subsidiaries. For purposes of this Award Agreement, “Restricted Period” means the period of time the Participant is employed by or provides services to the Corporation or one of its Subsidiaries and the period of twenty-four (24) months after the date on which the Participant’s Continuous Service terminates.

(c)    The Participant agrees that if the Participant were to become employed by, or substantially involved in, the business of a competitor of the Corporation or any of its Subsidiaries, it would be very difficult for the Participant not to rely on or use the Corporation’s and its Subsidiaries’ trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Corporation’s and its Subsidiaries’ trade secrets and confidential information, and to protect such trade secrets and confidential information and the Corporation’s and its Subsidiaries’ relationships and goodwill with customers, during the Restricted Period, the Participant will not directly or indirectly through any other person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business (as defined below). For purposes of this Agreement, the phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, advisor, licensor of technology or otherwise. For purposes of this Agreement, “Competing Business” means a person anywhere in the continental United States and elsewhere in the world where the Corporation or any of its Subsidiaries engages in business, or reasonably anticipates engaging in business, (the “Restricted Area”) that is engaged in design, development, manufacture, maintenance, offering, production or sales of hard disk drives or flash-based memory or other data storage devices or solutions. However, nothing in this Section 13(c) shall prohibit the Participant from being a passive owner of a de minimis amount of outstanding stock of any class of a corporation which is publicly traded, so long as such ownership is indirect through a mutual fund, similar passive common investment fund, or a broadly-diversified account managed by an unaffiliated third party.
(d)     The Participant acknowledges that, in the course of the Participant’s employment with the Corporation and/or its Subsidiaries and their predecessors, the Participant has become familiar, or will become familiar, with the Corporation’s and its Subsidiaries’ and their predecessors’ trade secrets and with other confidential and proprietary information concerning the Corporation, its Subsidiaries and their respective predecessors and that the Participant’s services have been and will be of special, unique and extraordinary value to the Corporation and its Subsidiaries. The Participant agrees that the covenants set forth in Sections 13(b) and (c) (together, the “Restrictive Covenants”) are reasonable and necessary to protect the Corporation’s and its Subsidiaries’ trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations.
(e)    Without limiting the generality of the Participant’s agreement in Section 13(d), the Participant (i) represents that the Participant is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that the Participant is fully aware of the Participant’s obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Corporation and its Subsidiaries currently conduct business throughout the world, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 13 regardless of whether the Participant is then entitled to receive any form of compensation, severance pay or benefits from the Corporation or any of its Subsidiaries. The Participant understands that the Restrictive Covenants may limit the Participant’s ability to earn a livelihood in a business similar to the business of the Corporation or any of its Subsidiaries, but the Participant nevertheless believes that the Participant has received and will receive sufficient consideration and other benefits as an employee of the Corporation or one of its Subsidiaries, and as otherwise provided hereunder, to clearly justify such restrictions which, in any event (given the Participant’s education, skills and ability), the Participant does not believe would prevent the Participant from otherwise earning a living. The Participant agrees that the Restrictive Covenants do not confer a benefit upon the Corporation and its Subsidiaries that is disproportionate to the detriment of the Participant.
(f)    The Participant agrees that a breach by the Participant of any of the covenants in this Section 13 would cause immediate and irreparable harm to the Corporation that would be difficult or impossible to measure, and that damages to the Corporation for any such injury would therefore be an inadequate remedy for any such breach. Therefore, the Participant agrees that in the event of any breach or threatened breach of any provision of this Section 13, the Corporation (or its applicable Subsidiary, as the case may be) shall be entitled, in addition to and without limitation upon all other remedies the Corporation (or any of its Subsidiaries) may have under this Award Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section

13, or require the Participant to account for and pay over to the Corporation all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 13 if and when final judgment of a court of competent jurisdiction or arbitrator, as applicable, is so entered against the Participant. The Participant further agrees that the applicable period of time any Restrictive Covenant is in effect following the date of the Participant’s termination of Continuous Service shall be extended by the same amount of time that the Participant is in breach of any Restrictive Covenant following the date on which the Participant’s Continuous Service terminates. The Participant further agrees that in the event of any breach of any provision of this Section 13, in addition to and without limitation upon all other remedies the Corporation (or any of its Subsidiaries) may have under this Award Agreement, at law or otherwise, this Award (to the extent outstanding at the time of such breach) shall automatically terminate and be forfeited as of the time of such breach.

EXHIBIT B

PERFORMANCE STOCK UNIT AWARD – TSR MEASURE
Performance Measures and Goals

[To be inserted]

Exhibit B
Performance Measures and Goals

APPENDIX A
ADDITIONAL TERMS AND CONDITIONS OF PERFORMANCE STOCK UNIT AWARD AGREEMENT
FOR NON-U.S. EMPLOYEES

1.Terms of Plan Participation for Non-U.S. Participants
The Participant understands that this Appendix A contains additional terms and conditions that, together with the Plan and the Award Agreement, govern the Participant’s participation in the Plan if the Participant is working or resident in a country other than the United States. The Participant further understands that the Participant’s participation in the Plan also will be subject to any terms and conditions for the Participant’s country set forth in Appendix B. Capitalized terms used but not defined in this Appendix A shall have the same meanings assigned to them in the Plan and/or Award Agreement.

2.Withholding Taxes
The following provision supplements Section 5 of the Standard Terms and Conditions:

The Participant acknowledges that, regardless of any action taken by the Corporation or, if different, the Participant’s employer (“Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and this Award and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Corporation or the Employer. The Participant further acknowledges that the Corporation and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs; and (b) are not obligated to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. If the Participant is or becomes subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Corporation and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
The Participant agrees, prior to any relevant taxable or tax withholding event, as applicable, to make adequate arrangements satisfactory to the Corporation and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Corporation and/or the Employer to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the methods set forth in Section 8.5 of the Plan and Section 5 of the Standard Terms and Conditions. In addition, the Participant authorizes withholding from proceeds of the sale of shares of Common Stock acquired upon settlement of the PSUs either through a voluntary sale or through a mandatory sale arranged by the Corporation (on the Participant’s behalf pursuant to this authorization without further consent). If the Participant is subject to Section 16 of the Exchange Act, then withholding for Tax-Related Items shall be satisfied in accordance with Section 8.5 of the Plan, Section 5 of the Standard Terms and Conditions, and the withholding methodology approved by the Administrator for officers subject to Section 16 of the Exchange Act.
Depending on the withholding method, the Corporation and/or the Employer may withhold or account for Tax-Related Items by considering applicable minimum withholding amounts or other applicable withholding rates, including maximum applicable rates. In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Common Stock from the Corporation or the Employer; otherwise, the Participant may be able to seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Corporation and/or the Employer. If the Tax-Related Items are satisfied by withholding in shares of Common Stock, for tax purposes, the Participant is deemed to have been issued the full number of shares subject to the vested PSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

The Participant further agrees to pay to the Corporation or the Employer, any amount of Tax-Related Items that the Corporation or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The

Corporation may refuse to issue or deliver the shares of Common Stock or the proceeds from the sale of shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
3.Nature of Grant
By accepting the PSUs and any shares of Common Stock, the Participant agrees that:
(a)the Plan is established voluntarily by the Corporation, it is discretionary in nature, and may be amended, suspended or terminated by the Corporation at any time, to the extent permitted by the Plan;
(b)the grant of the PSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted in the past;
(c)all decisions with respect to future PSUs or other grants, if any, will be at the sole discretion of the Corporation;
(d)the Participant is voluntarily participating in the Plan;
(e)the PSUs and any shares of Common Stock acquired under the Plan, and the income and value of the same, are not intended to replace any pension rights or compensation;
(f)the PSUs and any shares of Common Stock acquired under the Plan, and the income and value of the same, are not part of the Participant’s normal or expected compensation for any purposes including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, leave-related pay, pension or retirement benefits or payments or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Corporation or the Employer or any Subsidiary;

(g)the future value of the shares of Common Stock underlying the PSUs is unknown, indeterminable, and cannot be predicted with certainty;
(h)unless otherwise agreed with the Corporation, the PSUs and the shares of Common Stock acquired under the Plan, and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any Subsidiary;
(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from the termination of the Participant’s employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services, or the terms of the Participant’s employment or service agreement, if any);
(j)unless otherwise provided in the Plan or by the Corporation in its discretion, the PSUs and the benefits evidenced by the Award Agreement do not create any entitlement to have the PSUs or any such benefits transferred to, or assumed by, another Corporation nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares; and
(k)neither the Corporation, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. dollar that may affect the value of the PSUs or of any amounts due to the Participant pursuant to the vesting of the PSUs or the subsequent sale of any shares of Common Stock acquired upon vesting.
4.Data Privacy
By accepting the PSUs via the Corporation’s acceptance procedure, the Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Personal Data (as defined below) by the Corporation and the transfer of Personal Data to the recipients mentioned herein, including recipients located in countries which do not adduce an adequate level
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of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described herein.
(a)Declaration of Consent. The Participant understands that he or she needs to review the following information about the processing of the Participant’s personal data by or on behalf of the Corporation, the Employer and/or any Subsidiary as described in this Award Agreement and any other PSU grant materials (the “Personal Data”) and declare his or her consent. As regards the processing of the Participant’s Personal Data in connection with the Plan and this Award Agreement, the Participant understands that the Corporation is the controller of the Participant’s Personal Data.
(b)Data Processing and Legal Basis. The Corporation collects, uses and otherwise processes Personal Data about the Participant for the purposes of allocating shares of Common Stock and implementing, administering and managing the Plan. The Participant understands that this Personal Data may include, without limitation, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Corporation or its Subsidiaries, details of all PSUs or any other entitlement to shares of stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor. The legal basis for the processing of the Participant’s Personal Data will be the Participant’s consent.
(c)Stock Plan Administration Service Providers. The Participant understands that the Corporation transfers the Participant’s Personal Data, or parts thereof, to E*TRADE Financial Corporation Services, Inc. (and its affiliated companies), an independent service provider based in the United States or IBI Capital for Israeli employees, each of which assists the Corporation with the implementation, administration and management of the Plan. In the future, the Corporation may select a different service provider and share the Participant’s Personal Data with such different service provider that serves the Corporation in a similar manner. The Participant understands and acknowledges that the Corporation’s service provider will open an account for the Participant to receive and trade shares of Common Stock acquired under the Plan and that the Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of the Participant’s ability to participate in the Plan.
(d)International Data Transfers. The Participant understands that the Corporation and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan, such as the Corporation’s service providers, are based in the United States. If the Participant is located outside the United States, the Participant understands and acknowledges that the Participant’s country has enacted data privacy laws that are different from the laws of the United States. Transfers of personal data from the EEA or the United Kingdom to the United States can be made on the basis of Standard Contractual Clauses approved by the European Commission, United Kingdom or other appropriate safeguards permissible under the applicable law. If the Participant is located in the EU, EEA or the United Kingdom, the Corporation may receive, process and transfer the Participant’s Personal Data onward to third-party service providers solely on the basis of appropriate data transfer agreements or other appropriate safeguards permissible under applicable law. If applicable, the Participant understands that the Participant can ask for a copy of the appropriate data processing agreements underlying the transfer of the Participant’s Personal Data by contacting the Participant’s local human resources representative. The Corporation’s legal basis for the transfer of the Participant’s Personal Data is the Participant’s consent.
(e)Data Retention. The Corporation will hold and use the Data only as long as is necessary to implement, administer and manage participation in the Plan or as required to comply with tax, exchange control, labor and securities laws, other applicable law, exercise or defense of legal rights, and archiving, back-up and deletion processes. This period may extend beyond the Participant's period of employment with the Employer.
(f)Voluntariness and Consequences of Denial/Withdrawal of Consent. Participation in the Plan is voluntary and the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or later seeks to revoke their consent, the Participant's salary from or employment or other service with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Corporation would not be able to grant PSUs or other equity awards to the Participant or administer or maintain such awards.
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(g)Data Subject Rights. The Participant understands that data subject rights regarding the processing of personal data vary depending on the applicable law and that, depending on where the Participant is based and subject to the conditions set out in the applicable law, the Participant may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Corporation holds about the Participant and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about the Participant that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, processed based on withdrawn consent, processed for legitimate interests that, in the context of the Participant’s objection, does not prove to be compelling, or processed in non-compliance with applicable legal requirements, (iv) request the Corporation to restrict the processing of the Participant’s Personal Data in certain situations where the Participant feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of the Participant’s Personal Data that the Participant has actively or passively provided to the Corporation (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or the Participant’s employment or service contract and is carried out by automated means. In case of concerns, the Participant understands that the Participant may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, the Participant’s rights the Participant understands that the Participant should contact the Participant’s local human resources representative.
(h)Alternate Basis and Additional Consents. Finally, the Participant understands that the Corporation may rely on a different basis for the processing or transfer of Personal Data in the future and/or request that the Participant provide another data privacy consent. If applicable, the Participant agrees that upon request of the Corporation or the Employer, the Participant will provide an executed acknowledgement or data privacy consent form (or any other agreements or consents) that the Corporation and/or the Employer may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future. The Participant understands and agrees that he or she will not be able to participate in the Plan if he or she fails to provide any such consent or agreement requested by the Corporation and/or the Employer.
5.Electronic Delivery and Acceptance
The Participant agrees that the Corporation may decide, in its sole discretion, to deliver by email or other electronic means any documents relating to the Plan or the PSUs. Further, the Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or by a third party designated by the Corporation.
6.Insider Trading/Market Abuse Laws
The Participant agrees to comply with the Corporation’s policy on insider trading (to the extent that it is applicable to the Participant). Depending on the Participant’s country or the designated broker's country or country where the Common Stock is listed, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect the Participant’s ability to accept, acquire, sell, attempt to sell or otherwise dispose of Common Stock, rights to Common Stock (e.g., the PSUs) or rights linked to the value of Common Stock (e.g., phantom awards, futures) during such times as the Participant is considered to have “inside information” regarding the Corporation (as defined by the laws or regulations in the Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before possessing inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Corporation insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and should consult his or her personal legal advisor on this matter.

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7.Exchange Control, Tax and/or Foreign Asset/Account Reporting
The Participant acknowledges that there may be exchange control, tax, foreign asset and/or account reporting requirements which may affect the Participant’s ability to acquire or hold shares of Common Stock acquired under the Plan or cash received from participating in the Plan (including from any dividend equivalents paid with respect to the PSUs or dividends paid on shares of Common Stock acquired under the Plan) in a brokerage/bank account or legal entity outside the Participant’s country. The Participant may be required to report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to the Participant’s country through a designated bank or broker within a certain time after receipt. The Participant acknowledges that it is the Participant’s responsibility to be compliant with such regulations, and the Participant should consult his or her personal legal advisor for any details.

8.Language
The Participant acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English so as to allow the Participant to understand the terms and conditions of this Award Agreement. Furthermore, if the Award Agreement or any other document related to the Plan has been translated into a language other than English and the meaning of the translated version is different than the English version, the English version will control.

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